Diamond Shamrock                                     News Release

                                    For more information contact:
                                    Katherine Hughes, Public Relations
                                    210/641-8846
                                    or
                                    Peggy Gowans, Investor Relations
                                    210/641-9708

Diamond Shamrock Reports
Significantly Improved Earnings


SAN ANTONIO, TEXAS -- January 25, 1995 -- Diamond Shamrock, Inc. today reported earnings for fiscal year ending December 31, 1994, of $75.8 million or $2.45 per share, as compared to earnings of $18.4 million or $0.55 per share in 1993. Fourth quarter earnings were $15.5 million or $0.49 per share, as compared to $1.8 million or $0.02 per share for 1993.

Reported earnings for the year were positively impacted by an inventory revaluation. On an underlying basis, without the effect of the estimated inventory revaluation and after eliminating certain accounting adjustments, earnings in 1994 were approximately $68.5 million or $2.20 per share. This is a 40% increase over underlying earnings reported in 1993 of $49.1 million or $1.62 per share.

Revenues for 1994 were $2.6 billion, a 2.0% increase over the previous year. For the fourth quarter, revenues were $675.6 million, a 7.7% increase over the same period last year.

Diamond Shamrock CEO Roger Hemminghaus comments, "1994 was an excellent year for Diamond Shamrock. We saw the benefits of our integrated approach to business as different parts of the company contributed to profitability at different times. During the first half of the year, our refining business was supported by good refining margins. During the last half of the year, as the refining margins narrowed, we had excellent financial results from retail marketing. All year long, our allied businesses provided strong financial performances, with several of these setting records for profitability."

Refining margins were down significantly in the fourth quarter as uncertainty about reformulated gasoline led to volatility in product markets. Despite this, crude charge at the refineries averaged over 195,000 BPD in 1994, an 8.6% increase over 1993. The capacity of the McKee Refinery was increased to 135,000 BPD by debottlenecking the plant, while the Three Rivers Refinery benefited from the expansion project that came on-stream in mid-1993. In addition to increasing the plant's capacity, this expansion significantly boosted the refinery's gasoline production capability.

Retail marketing had a very good year in 1994, increasing fuel sales while also improving profit margins. Merchandise sales were up 6.4% over the previous year. During the year, the company added 43 Corner Stores, 17 newly constructed stores as well as 26 stores from acquisition. The company began a "Pay the Pump" program at selected locations which allows customers to pay by credit card at the pump. Located primarily at high volume stores, "Pay the Pump" has been very well received and will be expanded in 1995. In addition, the company completed installation of its proprietary IRIS information system at all of its 800 company owned stores. This highly flexible information gathering and communication system speeds customer transactions and allows for better tracking, control, and merchandising of stores to match inventory to customer requirements.

The company put its Colorado Springs Terminal into operation in April of 1994. The terminal provides the fast growing front range of Colorado with an additional source of refined products. Efforts continue to extend this pipeline into the Denver area, and the company is working to resolve issues regarding routing of this line. "We are committed to operating the safest and most efficient pipeline system in the country," Hemminghaus said. "We remain convinced that the pipeline to Denver gets these products to market in the safest, least costly, and most dependable way possible." He is hopeful that the issues will be resolved within the next few months so that the pipeline can be completed as soon as possible this year.

The company is also actively working on its newest pipeline project, a line from the McKee Refinery to El Paso, which it plans to have in service later this year. Commenting, Mr. Hemminghaus said, "This will be a major focus in 1995, as it gives us direct access to a market that is already very important to us. We appreciate the support that the people of El Paso have demonstrated for this project."

The allied businesses segment of the company contributed with strong earnings from the propylene splitter, Mont Belvieu storage operations, Nitromite Fertilizer, and North American InTeleCom. The propylene splitter benefited from a general improvement in the petrochemical business and strong demand for polymer grade propylene during the last half of the year while Nitromite Fertilizer benefited from strong demand for anhydrous ammonia and depressed natural gas prices. North American InTeleCom continues to expand its presence in the inmate phone business and in pay phone management.

The outlook for 1995 is positive as refining margins are already beginning to improve from their year end depressed levels. Based on the expectations of tightening capacities, continued strong demand for gasoline spurred by a growing economy, and industry wide low gasoline inventory levels, refining margins are expected to strengthen as the summer driving season approaches. Given the positive outlook, capital spending of $225 million is anticipated for 1995.
This will allow the company to complete the value adding projects currently underway or to be approved. Capital spending has been increased from prior estimates primarily as a result of the company's decision to own outright rather than lease more of the retail outlets to be built or acquired in 1995 as the company continues the strategic expansion of its retail network.

Diamond Shamrock, Inc. (NYSE: DRM) is a regional refiner and marketer of petroleum products, headquartered in San Antonio, Texas. Diamond Shamrock has two Texas refineries with a throughput capacity of 205,000 barrels per day and markets gasoline through over 2,000 Diamond Shamrock branded outlets in eight states.

                                  DIAMOND SHAMROCK, INC.

                         (dollars in millions, except per share)


Preliminary Results             Three Months Ended    Twelve Months Ended
 (unaudited)                       December 31,           December 31,
                                 1994      1993         1994       1993

Sales and Operating Revenues   $675.6     $627.1      $2,606.3   $2,555.3

Income Before Tax Provision
  and Cumulative Effect of
  Accounting Changes             26.6        3.0         125.8       57.5

Income Before Cumulative
  Effect of Accounting Changes   15.5        1.8          75.8       32.6

Cumulative Effect of Accounting
  Changes                          -          -             -       (14.2)
                                -----      -----         -----      ------
Net Income                      $15.5      $ 1.8         $75.8      $18.4


Primary Earnings (Loss) Per
  Common Share
  Before Accounting Changes     $0.49      $0.02         $2.45      $1.04
    Cumulative Effect
    of Accounting Changes         -          -             -        (0.49)
                                -----      -----         -----     ------
       Total                    $0.49      $0.02         $2.45      $0.55


Fully Diluted Earnings (Loss) Per
  Common Share
  Before Accounting Changes     $0.48      $0.02         $2.34      $1.04
    Cumulative Effect
    of Accounting Changes         -          -             -        (0.49)
                                -----      -----         -----      -----

       Total                    $0.48      $0.02         $2.34      $0.55


  Weighted Average Common
  Shares Outstanding (millions)
     Primary                     29.1       29.0          29.1       28.9
     Fully Diluted               32.3       32.3          32.4       30.8